As filed with the Securities and Exchange Commission on August 14, 1995
                                               Registration No.
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  ------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                  ------------
                              CERPROBE CORPORATION
             (Exact name of registrant as specified in its Charter)
         DELAWARE                                           86-0312814
(State or other jurisdiction                             (I.R.S. Employer
     of incorporation)                                 Identification Number)
                                  ------------
                            600 South Rockford Drive
                              Tempe, Arizona 85281
                                 (602) 967-7885
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)
                                  ------------
                                  C. Zane Close
                              CerProbe Corporation
                            600 South Rockford Drive
                              Tempe, Arizona 85281
                                 (602) 967-7885
            (Name, address including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                                Richard B. Stagg
                          O'Connor, Cavanagh, Anderson
                    Westover, Killingsworth & Beshears, P.A.
                         One East Camelback, Suite 1100
                             Phoenix, Arizona 85012

        Approximate Date of Commencement of Proposed Sale to the Public:
  At such time or times after the effective date of this Registration Statement as the Selling Stockholders shall determine.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]


If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]


                                          CALCULATION OF REGISTRATION FEE
================================================================================================================================
                                                           Proposed                  Proposed
                                  Amount                    Maximum                   Maximum                 Amount of
    Title of Shares                to be                Aggregate Price              Aggregate               Registration
   to be Registered             Registered                Per Share (1)           Offering Price(1)               Fee
--------------------------------------------------------------------------------------------------------------------------------
     Common Stock             228,307 Shares               $  9.75                 $ 2,225,993.25              $ 767.58
================================================================================================================================


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration
Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.






Prospectus



                              CERPROBE CORPORATION

                                  Common Stock


                               -------------------


         This Prospectus, as appropriately amended or supplemented, may be used from time to time by holders of Common Stock, $.05 par value (the "Common Stock" or the "Shares"), of CerProbe Corporation (the "Company") who wish to offer and sell such Shares in transactions in which they and any broker-dealer through whom such Shares are sold may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), as more fully described herein. Any commissions paid or concessions allowed to any broker-dealer, and, if any broker-dealer purchases such Shares as principal, any profits received on the resale of such Shares, may be deemed to be underwriting discounts and commissions under the Securities Act. Printing, certain legal, filing and other similar expenses of this offering will be paid by the Company. Selling Stockholders will bear all other expenses of this offering, including brokerage fees, any underwriting discounts or commissions.

         The Company's Common Stock is traded on the Nasdaq National Market under the symbol "CRPB." The last reported sale price of the Company's Common Stock on the Nasdaq National Market on August 10, 1995 was $9.875.

          For information containing certain factors relating to this offering, see "Risk Factors."


                               -------------------


          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                 COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
                  COMMISSION OR ANY STATE SECURITIES COMMISSION
                  PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                      PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.


                 The date of this Prospectus is August 14, 1995.







         No dealer, salesperson nor any other person has been authorized to give any information or to make any representations, other than those contained or incorporated by reference in this Prospectus, in connection with this offer and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any of the Selling Stockholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the Shares by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any date subsequent to the date hereof.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, Seven World Trade Center, New York, New York 10048, and Chicago Regional Office, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the prescribed fees. The Common Stock of the Company is quoted on the Nasdaq National Market. Reports, proxy and information statements and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W. Washington, D.C. 20006.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission are incorporated herein by reference: (1) the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1994, as amended; (2) the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1995 and June 30, 1995, respectively, the Company's Current Report on Form 8-K dated March 31, 1995, as amended by the Current Report on Form 8-K/A dated April 20, 1995 and by the Current Report on Form 8-K/A2 dated June 1, 1995, the Company's Current Report on Form 8-K dated April 21, 1995, as amended by the Current Report on Form 8-K/A dated April 27, 1995; and (3) the Company's Amendment No. 1 to Form S-18 Registration Statement (No. 2 - 85679) filed September 26, 1983 registering the Company's Common Stock under 12(g) of the Exchange Act as it applies to the description of the Company's Common Stock. All reports and other documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the Common Stock registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a report or document incorporated or deemed to be incorporated by reference herein prior to the date hereof shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed report or document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom this Prospectus is delivered, upon request of such person, a copy of any or all of the foregoing documents incorporated by reference into this Prospectus (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be delivered to the Investor Relations Department, 600 South Rockford Drive, Tempe, Arizona 85281.






                                   The Company

         The Company develops, manufactures and markets high performance probing and interface products for use in the testing of integrated and hybrid electronic circuits. Probing technology permits manufacturers and other users of electronic circuitry to test circuits before they are integrated with other hardware by probing "chips" to determine whether individual circuits are performing to design specifications. The Company has an extensive North American customer base that includes high-volume manufacturers and semiconductor users in the fields of communications, computer, automotive and military/aerospace, including Motorola, National Semiconductor, IBM and AT&T. Through a wholly owned subsidiary, CerProbe Europe, Limited, the Company also has established a manufacturing, repair and sales facility in East Kilbride, Scotland in order to expand its sales efforts throughout Europe.

         The Company has experienced significant growth over recent years, with revenues increasing more than 25% in each of the past three years as the Company benefitted from the substantial growth of the semiconductor industry and increased sales efforts in the United States, Europe and Asia. The Company's revenues for the fiscal year ended December 31, 1994 were $14,251,485. On April 3, 1995, the Company consummated the acquisition of Fresh Test Technology Corporation ("Fresh Test"), an enterprise specializing in the design, manufacture and sale of test and interface products. Total revenues of Fresh Test for its fiscal year ended March 31, 1995 were approximately $4,945,298.

         All of the Company's probe cards utilize either CerCardTM epoxy ring or ceramic blade technology. The Company estimates that products utilizing these technologies account for approximately 90% of the world market for integrated and hybrid circuit probe card products.

         The Company's integrated circuit and hybrid circuit probe cards generally range in price from $500 to $10,000, but may cost more depending upon the complexity and performance specifications of the probe cards. Most probe cards are delivered within one to three weeks of the receipt of a customer's order and appropriate specifications. The Company also manufacturers interface assemblies, including motherboards, which are used to carry signals from automatic test equipment to the probe card. Prices for interface assemblies range in price from $1,000 to $45,000.

         The Company's strategic marketing plan is designed to enable it to enhance its position as a major domestic and international supplier of custom-designed and manufactured probe card and interface products to leading users in various high-growth industries. The pursuit of this strategy includes
(i) increasing its share of the probe card market through continued expansion of CerCardTM product sales both domestically and internationally, and (ii) developing and improving the Company's products and manufacturing techniques, improving the speed, efficiency, and performance of its design and manufacturing services, and enhancing the quality, cost-effectiveness, and value of its services.

         The Company was incorporated in California in 1976 and reincorporated in Delaware in May 1987. The Company maintains its principal executive offices at 600 South Rockford Drive, Tempe, Arizona 85281, and its telephone number is
(602) 967-7885. The Company has five manufacturing and sales facilities in the United States, a sales facility in each of Oregon and Texas, and a manufacturing and sales facility in East Kilbride, Scotland.






                                  The Offering

Common Stock offered by the
Selling Stockholders............................    228,307 shares
Common Stock to be outstanding
after this offering.............................    4,069,517 shares(1)
Nasdaq National Market Symbol...................    CRPB
Use of Proceeds ................................    The Company will not
                                                    receive any proceeds from
                                                    this offering.
---------------

(1) Excludes 448,667 shares of Common Stock reserved for issuance upon the exercise of options which have been granted, 543,834 shares underlying options that may be granted in the future under the Company's stock option plans and 595,000 shares that may be issued upon conversion of the Company's subordinated debentures.



                                  RISK FACTORS

     In evaluating the Company and its business, consideration should be given to the following factors in addition to the other information included in this Prospectus.

Factors Affecting Operating Results

     The Company's operating results are affected by a wide variety of factors which could adversely impact its net sales and profitability, many of which are beyond the control of the Company. The factors include the Company's ability to design and introduce new products on a timely basis, customer demand for the Company's products, the level of orders that are received and can be delivered in a quarter, customer order patterns, product performance and reliability, utilization of manufacturing capacity, the availability and cost of raw materials, equipment and other supplies, the cyclical nature of both the semiconductor industry and the markets addressed by the Company's products, technological changes, competition and competitive pressures on prices, and economic conditions in the United States and worldwide markets served by the Company. The Company believes its ability to continue to increase its manufacturing capacity to meet customer demand and maintain satisfactory delivery schedules will be an important competitive factor. The Company's products are used by a wide variety of computer, automotive, communications and aerospace manufacturers and users. A slowdown in demand for products which utilize integrated and hybrid circuits as a result of economic or other conditions in the United States or worldwide markets served by the Company or other broad-based factors could adversely affect the Company's operating results.

Dependence on New Products and Technologies

     The Company operates in fast changing industries. Technological advances, the introduction of new products, and new design and manufacturing techniques could adversely effect the Company's operations unless the Company is able to adapt to the resulting changing conditions. The Company's future operating results will depend to a significant extent on its ability to continue to develop and introduce new products on a timely basis which compete effectively on the basis of price and performance and which address customer requirements. The success of new products depends on various factors, including proper new product selection, timely completion and introduction of new product designs and development of support tools and collateral literature that make complex new products easy for engineers to understand. There can be no assurance that any new products will receive or maintain substantial market acceptance. If the Company were unable to design, develop and introduce competitive products on a timely basis, its future operating results would be adversely affected.

Manufacturing Yields and Capacity

     The design and manufacture of probe cards and interface products are highly complex processes that are sensitive to a wide variety of factors, including the level of contaminants in the manufacturing environment, impurities in the materials used, and the performance of the design and production personnel and equipment. As is typical in the industry, the Company from time to time has experienced lower than anticipated manufacturing yields and lengthening of delivery schedules. During the past two fiscal years, the Company has increased its manufacturing productivity, achieved higher manufacturing yields, and reduced design and manufacturing errors, all of which have been positive factors in its operating results. In addition, the Company has instituted procedures to assure its ability to meet delivery schedules to satisfy increased business. The Company's operating results could be adversely affected it if were unable to maintain high levels of productivity or to maintain satisfactory delivery schedules.

Competition

     The Company competes with several well established domestic corporations in the integrated circuit probe card market, including Wentworth Laboratories, Inc., Probe Technology and Micro-Probe, Incorporated. Such competitors manufacture and market epoxy ring probe cards, which comprise approximately 80% of the domestic market, and metal blade probe cards, which comprise approximately 10% of the domestic market. The Company estimates that ceramic blade probe cards represent approximately 10% of the total domestic market. The Company anticipates that its CerCardTM product will continue to capture an increasing portion of the market currently using epoxy ring probe cards. To the Company's knowledge, ceramic blade probe cards currently are produced by the Company and to a limited extent by Wentworth Laboratories, Inc. and Accuprobe, Inc. It is expected that competition will increase in the future as integrated circuitry and probing technology become more sophisticated. The Company competes primarily on the basis of product performance, service, delivery time and price.

     In the area of interface circuitry, the Company believes that competition will be on the basis of performance specifications, service and price. The Company believes, however, that the increasing number of interfaces built in by manufacturers of automatic testing equipment will limit future growth in that market.

International Trade and Currency Exchange

     The Company believes that approximately 10% of the Company's net sales in the six month period ended June 30, 1995 were to international customers. The foreign manufacture and sale of products and the purchase of raw materials and equipment from foreign suppliers may be adversely affected by political and economic conditions abroad. Protectionists trade legislation in either the United States or foreign countries, such as a change in the current tariff structures, export compliance laws or other trade policies, could adversely affect the Company's ability to manufacture or sell products in foreign markets and purchase materials or equipment from foreign suppliers. In countries in which the Company conducts business in local currency, currency exchange fluctuations could adversely affect the Company's net sales or costs. In addition, the laws of certain foreign countries do not protect the Company's intellectual property rights to the same extent as the laws of the United States.

     A portion of the Company's foreign transactions are denominated in currencies other than the U.S. dollar. Such transactions expose the Company to exchange rate fluctuations for the period of time from inception of the transaction until it is settled. Although the Company has not incurred any material exchange gains or losses, there can be no assurance that fluctuations in the currency exchange rates in the future will not have an adverse impact on the Company's operations.

The Semiconductor Industry; Capital Requirements

     The semiconductor industry in general has been characterized by cyclicality. The industry has experienced significant economic downturns at various times, characterized by diminished product demand, accelerated erosion of average selling prices and production over-capacity. The Company has sought to reduce its exposure to industry cyclicality by selling products to a geographically diverse base of customers across a broad range of market applications. However, the Company may experience substantial period-to-period fluctuations in future operating results due to general industry conditions or events occurring in the general economy. Currently, the Company is experiencing a period of increased demand and production capacity constraints. There is no assurance that the Company will continue to experience increased demand.

     The probing and interface industry is also capital intensive. In order to remain competitive, the Company must continue to make significant investments in capital equipment, for both production and research and development. As a result of the increase in fixed costs and operating expenses related to these capital expenditures, the Company's operating results may be adversely affected if net sales do not increase sufficiently to offset the increased costs. The Company may from time to time seek additional equity or debt financing to provide for the capital expenditures required to maintain or expand the Company's fabrication facilities and capital equipment. The timing and amount of any such capital requirements cannot be predicted at this time and will depend on a number of factors, including demand for the Company's products, product mix, changes in industry conditions and competitive factors. There can be no assurance that any such financing will be available on acceptable terms, and any additional equity financing could result in additional dilution to existing investors.

Patents, Licenses and Intellectual Property Claims

     The Company's success depends in part on its ability to obtain patents, licenses and other intellectual property rights covering its products and manufacturing processes. To that end, the Company has acquired certain patents and patent licenses and intends to continue to seek patents on its inventions and manufacturing processes. The process of seeking patent protection can be long and expensive, and there can be no assurance that patents will be issued from currently pending or future applications or that the Company's existing patents or any new patents that are issued will be of sufficient scope or strength to provide meaningful protection or any commercial advantage to the Company. The Company may be subject to or may initiate interference proceedings in the U.S. Patent and Trademark Office, which can demand significant financial and management resources.

Environmental Regulation

     The Company is subject to a variety of federal, state or local governmental regulations related to the use, storage, discharge and disposal of toxic, volatile or otherwise hazardous chemicals used in its manufacturing process. Although the Company believes that its activities conform to presently applicable environmental regulations, the failure to comply with present or future regulations could result in fines being imposed on the Company, suspension of production or a cessation of operations. Such regulations could require the Company to acquire costly equipment or to incur other significant expenses to comply with environmental regulations. Any failure by the Company to control the use of, or adequately restrict the discharge of, hazardous substances could subject it to future liabilities.

Dependence on Management and Other Key Personnel

     The Company's success depends upon the retention of certain key personnel and the recruitment and retention of additional key personnel. The loss of existing key personnel or the failure to recruit and retain necessary additional personnel would adversely affect the Company's business prospects. There can be no assurance that the Company will be able to retain its current personnel or attract and retain necessary additional personnel. Future growth will further increase the demand on the Company's resources and require the addition of new personnel and the development of additional expertise by existing personnel. The failure of the Company to attract and retain personnel with the requisite expertise or to develop internally such expertise could adversely affect the prospects for the Company's success. The Company entered into employment agreements with certain executive officers in 1990 that are each subject to automatic renewal for terms of one year and has entered into employment agreements for specified terms with other executive officers as they have joined the Company.

Control by Current Stockholders

     The directors, executive officers, and their affiliates currently own beneficially approximately 34.3% of the outstanding shares of Common Stock. Accordingly, these persons, if they act as a group, likely will be able to continue to elect all of the Company's directors and determine the outcome of matters requiring approval by the stockholders of the Company.

Possible Volatility of Stock Prices

     The market price of the Company's Common Stock has increased since the Company's initial public offering in July 1983. The period was marked by generally rising stock prices, favorable industry conditions, and improving operating results by the Company. The trading price of the Company's Common Stock in the future could be subject to wide fluctuations in response to quarterly variations in operating results of the Company and others in its industry, actual or anticipated announcements concerning the Company or its competitors, changes in analysts' estimates of the Company's financial performance, general conditions in the semiconductor industry, general economic and financial conditions, and other events or factors. In addition, the stock market has experienced extreme price and volume fluctuations which have affected the market prices for many companies involved in high technology manufacturing and related industries and which often have been unrelated to the operating performance of such companies. These broad market fluctuations and other factors may adversely affect the market price of the Company's Common Stock.

Shares Eligible for Future Sale

     Sales of substantial amounts of Common Stock of the Company in the public market following this offering could adversely affect prevailing market prices. Upon completion of this offering, 21,000 restricted shares as that term is defined under Rule 144 (the "Restricted Shares") held by non-affiliates will be eligible for sale in the public market without restriction pursuant to Rule 144(k) under the Securities Act of 1933, as amended (the "Act"), and 1,055,333 Restricted Shares will be eligible for sale in the public market subject to compliance with the volume limitations and other requirements of Rule 144 under the Act. The Company has registered for offer and sale up to 492,501 shares of Common Stock that are reserved for issuance pursuant to the Company's stock option plans. Holders of debentures may convert and those shares contain some registration rights. The Company also has the authority to issue additional shares of Common Stock and shares of one or more series of Preferred Stock. The issuance of such shares could result in the dilution of the voting power of the shares of Common Stock purchased in this offering and could have a dilutive effect on earnings per share.







                              SELLING STOCKHOLDERS

     The following table sets forth certain information with respect to beneficial ownership of the Common Stock as of July 25, 1995 and as adjusted to reflect the sale of the shares offered hereby by each Selling Stockholder.

                                                   Amount
                                                Beneficially                                Amount
                                                    Owned                   Number       Beneficially
                                                  Prior to                 of Shares      Owned After
Name of Beneficial Owner(1)                      Offering(2)  Percent     to be Sold     the Offering     Percent
---------------------------                    ----------------------     ----------     ------------     -------

William A. Fresh(3)                                482,297     11.9        140,000          342,297         8.4
Dan Higgins                                        122,479      3.0         50,000           72,479         1.8
Robert Bench                                        73,736      1.8         30,000           43,736         1.1
Robert Nespodzany                                    5,317       *           2,127            3,190          *
Grady Brown                                          2,659       *           1,064            1,595          *
Stephen Fresh                                        2,659       *           1,064            1,595          *
James Godfrey                                        2,659       *           1,064            1,595          *
Stephanie Johnson                                    2,659       *           1,064            1,595          *
David W. Bean                                        2,127       *             851            1,276          *
Mark Celentano                                       1,595       *             595            1,000          *
Kip Meacham                                          1,196       *             478              718          *

----------------------------------

*      Less than one percent.
(1)    Each of such persons was employed or associated with Fresh Test prior to
       its acquisition by the Company.    See "The Company."   Mr.   Fresh was
       appointed to the Company's Board of Directors on April 7, 1995.   Messrs.
       Higgins, Bench, Brown and Fresh and Ms. Johnson are currently employed by the Company.
(2)    Except  as  indicated,  and  subject  to  community  property  laws  when applicable,  the  persons  named in the table  above have sole voting and investment  power with  respect to all  shares of Common  Stock  shown as beneficially owned by them.
(3)    Includes 212,700 shares held by WAF Investment Company, a company 100%
       owned by Mr. Fresh and his   wife, and   108,477 shares held by Orem Tek
       Development Corp., a company 100% owned by Mr. Fresh.


     In connection with this offering, the Company has entered into a letter agreement with the Selling Stockholders under which the Company will (i) bear all expenses (other than commissions, which will be borne by the Selling Stockholders pro rata upon completion of this offering) incurred in connection with the registration of Common Stock offered and sold by such Selling Stockholders and (ii) indemnify such Selling Stockholders from and against claims to which the Selling Stockholders may become subject under the Act or other federal or state law insofar as such claims arise out of material misstatements or omissions in this Prospectus or the Registration Statement of which this Prospectus is a part, except to the extent any such claim arises out of or is based on any untrue statement or omission derived from information furnished to the Company by such Selling Stockholders. The Selling Stockholders also have agreed to waive their right to include their shares in any registration statement filed by the Company pursuant to the provisions of a registration agreement between the Company and each of the Selling Stockholders.

                          DESCRIPTION OF CAPITAL STOCK

     The Company's authorized capital stock consists of 10,000,000 shares of Common Stock, par value $0.05 per share (the "Common Stock") and 10,000,000 shares of Preferred Stock, par value $0.05 per share (the "Preferred Stock"). At July 25, 1995, there were outstanding 4,069,517 shares of Common Stock held by approximately 1,153 holders of record. No shares of Preferred Stock are outstanding. All of the currently outstanding shares of Common Stock are validly issued, fully paid and non-assessable.



     The holders of Common Stock are entitled to one vote for each share on all matters submitted to a vote of stockholders, except that holders of Common Stock will have cumulative voting rights with respect to election of directors. Subject to preferences that may be applicable to any then outstanding Preferred Stock, the holders of Common Stock will be entitled to receive such dividends, if any, as may be declared by the Board of Directors from time to time out of legally available funds. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock will be entitled to share ratably in all assets of the Company that are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of holders of any Preferred Stock then outstanding. The holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of Common Stock will be subject to the rights of the holders of shares of any series of Preferred Stock that the Company may issue in the future.

                              PLAN OF DISTRIBUTION

     The Common Stock offered hereby may be sold by the Selling Stockholders from time to time in transactions in the open market, in negotiated transactions, or a combination of such methods of sale, at fixed prices (that may be changed), at market prices prevailing at the time of sale, at prices related to prevailing prices at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The Selling Stockholder may effect such transaction by selling the Shares offered hereby to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation may be in excess of customary commissions).

     In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless the Shares have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirements is available or complied with.

     The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be underwriters within the meaning of the Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed underwriting commissions or discounts under the Act.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Common Stock of the Company for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Stockholders will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sale of shares of the Company's Common Stock by the Selling Stockholders.

                                     EXPERTS

     The financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-KSB, as amended, for the year ended December 31, 1994 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which includes an explanatory paragraph describing a change in accounting principle, and which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                  LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by O'Connor, Cavanagh, Anderson, Westover, Killingsworth & Beshears, a professional association, Phoenix, Arizona.




                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement under the Securities Act with respect to the Shares offered hereby. This Prospectus omits certain information contained in the Registration Statement and the exhibits and schedules thereto, and reference is made to the Registration Statement and the exhibits and schedules thereto for further information with respect to the Company and the Common Stock offered hereby. Statements contained herein concerning the provisions of any documents are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.







                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

       The following table sets forth the estimated costs and expenses to be borne by the Company in connection with the offering described in the Registration Statement. All of the amounts in the following table (except the SEC registration fee) are estimated.

                                                                       Amount
                                                                     ----------
SEC Registration Fee ..............................................  $   767.58
Legal Fees and Expenses............................................    6,000.00
Accounting Fees and Expenses.......................................   11,500.00
Miscellaneous Expenses.............................................      500.00
                                                                     ----------
       Total                                                         $18,767.58
                                                                     ==========

Item 15. Indemnification of Directors and Officers

         The Company's Certificate of Incorporation requires the Company to indemnify its directors, officers, employees and agents to the fullest extent permitted by the Delaware General Corporation Law. The Company's Certificate also eliminates the personal liability of the directors of the Company to the Company or its stockholders for monetary damages for breach of their duty of care except to the extent that such exemption from liability or limitation thereof is not permitted under the General Corporation Law. The Delaware General Corporation Law prohibits a corporation from eliminating or limiting the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
(iii) for liability under Section 174 of the Delaware General Corporation Law (relating to certain unlawful dividends, stock purchases or stock redemptions); or (iv) for any transaction from which the director derived any improper personal benefit.

Item 16. Exhibits and Financial Statement Schedules

         (a)  Exhibits

Exhibit No.
-----------
           Description of Exhibit
           ----------------------

4(a) Specimen Stock Certificate filed as Exhibit 4(c) to the Company's Form S-18 Registration Statement (No.2-85679) and incorporated herein by reference.
4(b) Specimen Convertible Subordinated Debenture filed as Exhibit 4(b) to the Company's Form 10-K for the year ended December 31, 1990 and incorporated herein by reference.
5 Opinion of Consent of O'Connor, Cavanagh, Anderson, Westover, Killingsworth & Beshears, P.A.
23.1 Consent of O'Connor, Cavanagh, Anderson, Westover, Killingsworth & Beshears, P.A. (to be included in its Opinion filed as Exhibit 5).
23.2       Consent of Deloitte & Touche LLP.
24 Powers of Attorney of Directors and Executive Officers (included on the Signature Page of this Registration Statement).


Item 17.  Undertakings

       The undersigned registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clause (i) and (ii) above do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filled by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

       The undersigned registrant hereby undertakes that:

       (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it is declared effective.

       (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.






                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tempe, State of Arizona, on the 10th day of August, 1995.

                                                CERPROBE CORPORATION


                                                By:   /s/ C. Zane Close
                                                   --------------------

                                                   C. Zane Close

                                                   President and Chief
                                                    Executive Officer

                                POWER OF ATTORNEY

       KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints jointly and severally, C. Zane Close and Robert K. Bench, and each of them, as his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying, and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


/s/ C. Zane Close      President, Chief Executive Officer and    August 10, 1995
--------------------
C. Zane Close          Director (Principal Executive Officer)


/s/ Robert K. Bench    Chief Financial Officer (Principal        August 10, 1995
---------------------
Robert K. Bench        Financial and Accounting Officer)


/s/ Ross J. Mangano    Chairman of the Board                     August 10, 1995
---------------------
Ross J. Mangano



/s/ Kenneth W. Miller  Director                                  August 10, 1995
---------------------
Kenneth W. Miller


/s/ Donald F. Walter   Director                                  August 10, 1995
---------------------
Donald F. Walter


/s/ William A. Fresh   Director                                  August 10, 1995
---------------------
William A. Fresh